SECURITY AGREEMENT

This SECURITY AGREEMENT, dated as of October 28, 2002, is executed by SNAP APPLIANCE, INC. f/k/a BROADBAND STORAGE, INC., a Delaware corporation (“Grantor”), in favor of Quantum Corporation, a Delaware corporation (“Secured Party”).

RECITALS

A.

Grantor has executed a Senior Secured Promissory Note (the “Note”) in favor of Secured Party pursuant to that certain Asset Purchase Agreement, dated as of the date hereof, by and between Grantor and Secured Party.

B.

In order to induce Secured Party to extend the credit evidenced by the Note, Grantor has agreed to enter into this Security Agreement and to grant Secured Party the security interest in the Collateral described below.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Grantor hereby agrees with Secured Party as follows:

1.	Definitions and Interpretation. When used in this Security Agreement, the following terms shall have the following respective meanings:

“Account Control Agreement” shall have the meaning provided in the Note.

“Account Debtor” shall mean any person who is or who may become obligated to Grantor under, with respect to or on account of an Account.

“Accounts” shall have the meaning provided in the Note.

“Accounts Receivables” shall have the meaning provided in the Note.

“Accounts Receivables Line of Credit” shall have the meaning provided in the Note.

“Collateral” shall have the meaning given to that term in Section 2 hereof.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, now owned or hereafter acquired by Grantor or in which Grantor now holds or hereafter acquires any interest.

“Documents” shall mean all instruments, files, records, ledger sheets, documents and communications, in each case whether in paper or electronic form, covering or relating to any of the Collateral.

“Event of Default” shall have the meaning given to that term in Section 8 hereof.

“GAAP” shall have the meaning provided in the Note.
1.

“Indebtedness” shall have the meaning provided in the Note.

“Intellectual Property” means all of Grantor's right, title and interest in and to patents, patent rights (and applications and registrations therefor), trademarks and service marks (and applications and registrations therefor), inventions, copyrights, mask works (and applications and registrations therefor), trade names, trade styles, software and computer programs, source code, object code, trade secrets, methods, processes, know how, drawings, specifications, descriptions, and all memoranda, notes, and records with respect to any research and development, all whether now owned or subsequently acquired or developed by Grantor and whether in tangible or intangible form or contained on magnetic media readable by machine together with all such magnetic media (but not including embedded computer programs and supporting information included within the definition of “goods” under the UCC).

“Lien” shall have the meaning provided in the Note.

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by Grantor to Secured Party of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of the Transaction Documents, including, all interest, fees, charges, expenses, reasonable attorneys' fees and costs and accountants' fees and costs chargeable to and payable by Grantor hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“Permitted Indebtedness” shall have the meaning provided in the Note.

“Permitted Liens” shall have the meaning provided in the Note.

“Proceeds” shall mean any consideration received from the sale, exchange, license, lease or other disposition of any asset or property that constitutes Collateral, any value received as a consequence of the possession of any Collateral and any payment received from any insurer or other person or entity as a result of the destruction, loss, theft, damage or other involuntary conversion of whatever nature of any asset or property which constitutes Collateral, and shall include (a) all cash and negotiable instruments received by or held on behalf of Secured Party in the Payment Account and (b) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Security Interest” shall mean the interest granted in Section 2.

“Transaction Documents” shall have the meaning provided in the Note.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Secured Party's Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

2.

All other capitalized terms used and not otherwise defined in this Security Agreement shall have the respective meanings given to those terms in the Note.  Unless otherwise defined herein, all terms defined in the UCC shall have the respective meanings given to those terms in the UCC.

2.	Creation of Security Interest
(a)

As security for the Obligations, Grantor hereby grants to Secured Party a valid, continuing security interest of first priority, subject to Permitted Liens, in all right, title and interests of Grantor in and to the property described in Attachment 1 hereto, whether now existing or hereafter from time to time acquired (collectively, the “Collateral”).

(b)

Notwithstanding anything herein to the contrary:  (i) Grantor shall remain liable under any contracts, agreements and other documents included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Security Agreement had not been executed; (ii) except to the extent any duties or obligations are assumed by the transferee, the exercise by Secured Party of any of the rights hereunder shall not release Grantor from any of its duties or obligations under such contracts, agreements and other documents included in the Collateral; and (iii) Secured Party shall not have any obligation or liability under any contracts, agreements and other documents included in the Collateral by reason of this Security Agreement, nor shall Secured Party be obligated to perform any of the obligations or duties of Grantor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Collateral hereunder.

	(c)	This Security Agreement shall create a continuing and first priority security interest in the Collateral, subject to Permitted Liens.

3.

Financing Statements.  Grantor shall execute and deliver to Secured Party concurrently with the execution of this Security Agreement, and Grantor hereby authorizes Secured Party to file (with or without Grantor’s signature), at any time and from time to time thereafter, all financing statements, assignments, continuation financing statements, termination statements, account control agreements, and other documents and instruments, in form satisfactory to the Secured Party, and take all other action, as Secured Party may reasonably request, to perfect and continue perfected, maintain the priority of or provide notice of the security interest of Secured Party in the Collateral and to reasonably accomplish the purposes of this Security Agreement.  Within 5 days from the date of this Agreement, Grantor will execute and deliver to Secured Party Account Control Agreements for all Deposit Accounts and accounts holding securities owned by Grantor, and will take all actions requested by Secured Party that Secured Party deems necessary to perfect its security interest in such accounts via control.

4.

Representations and Warranties.  Grantor represents and warrants to Secured Party that (a) neither the execution and delivery of the Transaction Documents by Grantor, nor the consummation of the transactions contemplated hereunder, nor the fulfillment by Grantor of any of the terms of the Transaction Documents will conflict with or result in a breach by Grantor, or constitute a default by Grantor under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or breach of, any of the terms, conditions or provisions of any material mortgage, lease, deed of trust, pledge, loan or credit agreement, license agreement, or any other material contract, arrangement or agreement to which Grantor is a party or to which any of Grantor’s property is subject; (b) Grantor has good and valid title rights in and title to Collateral (or, in the case of after-acquired Collateral, at the time Grantor acquires rights in the Collateral, will be the owner thereof) other than Permitted Liens and that no other Person has (or, in the case of after-acquired Collateral, at the time Grantor acquires rights therein, will have) any right, title, claim or interest (by way of Lien or otherwise) in, against or to the Collateral; (c) Grantor has full power and authority to grant to Secured Party the Security Interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person other than any consent or approval which has been obtained; (d) Secured Party has (or in the case of after-acquired Collateral, at the time Grantor acquires rights therein, will have) a first priority perfected security interest in the Collateral, subject to Permitted Liens, and (e) no control agreements exist with respect to any Collateral other than control agreements, if any, in favor of Secured Party in respect of the Liens created hereby; and (f) all information set forth in Schedule A and Schedule B hereto is true and correct and includes (i) the  Grantor’s chief executive office and other places of business of Grantor, (ii) any trade or fictitious names used by Grantor in the past five years, (iii) Grantor’s United States and foreign patents, patent applications, copyright registrations, copyright applications, trademark and trade name registrations and trademark and trade name applications, and (iv) a list of all banks accounts and securities accounts maintained by Grantor.

3.

5.

Covenants Relating to Collateral.  While any Obligations are outstanding, Grantor hereby agrees (a) to perform all acts that may be reasonably necessary to maintain, preserve, protect and perfect the Collateral, the Lien granted to Secured Party therein and the first priority of such Lien, subject to Permitted Liens; (b) not to use or permit any Collateral to be used (i) in violation of any provision of any documents, instruments or agreements executed in connection with the Obligations, except where such violation could not reasonably be expected to have a material adverse effect, (ii) in violation of any applicable law, rule or regulation, except where such violation could not reasonably be expected to have a material adverse effect, or (iii) in violation of any policy of insurance covering the Collateral, except where such violation could not reasonably be expected to have a material adverse effect; (c) to pay promptly when due all taxes, other than those taxes contested in good faith by Borrower as long as adequate reserves are maintained with respect to such Liens in accordance with GAAP, and other governmental charges, all Liens and all other charges now or hereafter imposed upon or affecting any Collateral; (d) without 15 days' prior written notice to Secured Party, (i) not to change Grantor's name or place of business (or, if Grantor has more than one place of business, its chief executive office), (ii) not to keep Collateral consisting of chattel paper at any location other than its chief executive office set forth in Schedule A hereto, (e) to procure, execute and deliver from time to time any endorsements, assignments, financing statements and other writings reasonably deemed necessary or appropriate by Secured Party to perfect, maintain and protect its Lien hereunder and the priority thereof, subject to Permitted Liens, and to deliver promptly to Secured Party all originals of Collateral consisting of instruments; (f) to appear in and defend any action or proceeding which may affect its title to or Secured Party's interest in the Collateral; (g) to keep separate, accurate and complete records of the Collateral and to provide Secured Party with such records and such other reports and information relating to the Collateral as Secured Party may reasonably request from time to time; (h) to type, print or stamp conspicuously on the face of all original copies of all Collateral consisting of chattel paper a legend satisfactory to Secured Party indicating that such chattel paper is subject to the security interest granted hereby; (i) to collect, enforce and receive delivery of each Accounts Receivable in accordance with past practice; (j) to comply with all material requirements of law relating to the production, possession, operation, maintenance and control of the Collateral (including the Fair Labor Standards Act); (k) not to, outside the ordinary course of business, grant any extension of the time of payment of any of the Accounts Receivable, compromise, compound or settle the same for less then the full amount thereof, release, wholly or partly, any person liable for payment thereof or allow any credit or discount whatsoever thereon; (l) carry and maintain in full force and effect, at its own expense and with financially sound and reputable insurance companies, insurance with respect to the Collateral in such amounts, with such deductibles and covering such risks as is customarily covered by companies engaged in the same or similar businesses of a similar size and owning similar properties in the localities in which Grantor operates and to cause Secured Party to be named as a loss payee and additional insured on such policies of insurance and to cause such policies of insurance to provide that they shall not be terminated or cancelled without at least 30 days prior written notice to the Secured Party; (m) at the request of the Secured Party, Grantor shall use best efforts to obtain from each person from whom Grantor leases any premises at which any Collateral is located such collateral access, subordination, waiver, consent and estoppel agreements as Secured Party may reasonably request, in form and substance reasonably satisfactory to the Secured Party; (n) to give Secured Party prompt notice of the acquisition of any instruments or securities; (o) to notify Secured Party if Grantor holds or acquires any commercial tort claims, chattel paper, electronic chattel paper or letter-of-credit rights; (p) to not establish any new deposit accounts or securities accounts unless Secured Party has a perfected security interest in such account pursuant to a control agreement in form and substance reasonably satisfactory to Secured Party and to not enter into any control agreement with respect to its deposit accounts or securities accounts, or any assets credited thereto, except in favor of the Secured Party.  Grantor agrees that it will not invest in any financial assets except through a securities account in which Secured Party has a security interest perfected by control.  Grantor hereby authorizes Secured Party to contact the securities intermediaries and depository institutions holding any deposit account or securities account of Grantor and to request and receive information from such securities intermediaries and depository institutions regarding the status and condition of such securities accounts and deposit accounts and the assets therein.  Grantor agrees to indemnify each Secured Party in respect of any payments, claims, losses, costs, fees or expenses incurred in respect of any payments by such Secured Party pursuant to the indemnity provisions of any control agreement entered by Secured Party with respect to any deposit account or securities account of Grantor, except to the extent arising from the gross negligence or willful misconduct of such Secured Party.

4.

6.	Covenants Relating to Intellectual Property.
(a)

Grantor will perform all acts and execute all documents, including notices of security interest for each relevant type of intellectual property in forms suitable for filing with the Patent and Trademark Office or the Copyright Office, that may be reasonably necessary or desirable to record, maintain, preserve, protect and perfect the Secured Party’s interest in the Collateral, the Lien granted to Secured Party in the Collateral and the first priority of such Lien, subject to Permitted Liens.

	(b)	Except to the extent that Secured Party gives its prior written consent:

(i)

Grantor (either itself or through licensees) will continue to use its material trademarks in connection with each and every trademark class of goods or services applicable to its current line of products or services as reflected in its catalogs, brochures, price lists or similar materials used by Grantor after the date hereof in order to maintain such trademarks in full force and effect free from any claim of abandonment for nonuse, and Grantor will not (and will not permit any licensee thereof to) do any act or knowingly omit to do any act whereby any material trademark may become invalidated;

(ii)

Grantor will not do any act or omit to do any act whereby any material patent registrations may become abandoned or dedicated to the public domain or the remedies available against potential infringers weakened and shall notify Secured Party immediately if it knows of any reason or has reason to know that any patent registration may become abandoned or dedicated; and

(iii)

Grantor will not do any act or omit to do any act whereby any material copyrights or mask works may become abandoned or dedicated to the public domain or the remedies available against potential infringers weakened and shall notify Secured Party immediately if it knows of any reason or has reason to know that any copyright or mask work may become abandoned or dedicated to the public domain.

(c)

Grantor will promptly (and in any event within 5 days) notify Secured Party upon the filing, either by Grantor or through any agent, employee, licensee or designee, of (i) an application for the registration of any patent, trademark, copyright or mask work with the Patent and Trademark Office or the Copyright Office or any similar office or agency in any other country or any political subdivision thereof, (ii) any assignment of any patent or trademark, which Grantor may acquire from a third party, with the Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof, or (iii) any assignment of any copyright or mask work, which Grantor may acquire from a third party, with the Copyright Office or any similar office or agency in any other country or any political subdivision thereof.  Upon the request of the Secured Party, Grantor shall execute and deliver any and all assignments, agreements, instruments, documents and papers as Secured Party may reasonably request to evidence the Secured Party’s security interest in such patent, trademark (and the goodwill and general intangibles of Grantor relating thereto or represented thereby), copyright or mask work, and Grantor authorizes Secured Party to amend an original counterpart of the applicable notice of security interest executed pursuant to Section 6(a) of this Security Agreement without first obtaining Grantor’s approval of or signature to such amendment and to record such document with the Patent and Trademark Office or Copyright Office, as applicable.

5.

(d)

Grantor will take all steps in its reasonable business judgment in any proceeding before the Patent and Trademark Office, the Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to diligently prosecute or maintain, as applicable, each application and registration of the material patents, trademarks, copyrights and mask works, including filing of renewals, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings (except to the extent that dedication, abandonment or invalidation is permitted hereunder).

(e)

Grantor shall (i) protect, defend and maintain the validity and enforceability of its material Intellectual Property and promptly advise Secured Party in writing of material infringements, and (ii) not allow any Intellectual Property material to Grantor’s business to be abandoned, forfeited or dedicated to the public without Secured Party’s written consent.

7.

Authorized Action by Secured Party.  Upon the occurrence and during the continuation of an Event of Default, Grantor hereby irrevocably appoints Secured Party as its attorney-in-fact and agrees that Secured Party may perform (but Secured Party shall not be obligated to and shall incur no liability to Grantor or any third party for failure so to do) any act which Grantor is obligated by this Security Agreement to perform, and to exercise such rights and powers as Grantor might exercise with respect to the Collateral, including the right to (a) collect by legal proceedings or otherwise and endorse, receive and receipt for all dividends, interest, payments, proceeds and other sums and property now or hereafter payable on or on account of the Collateral; (b) enter into any extension, reorganization, deposit, merger, consolidation or other agreement pertaining to, or deposit, surrender, accept, hold or apply other property in exchange for the Collateral; (c) insure, process and preserve the Collateral; (d) make any compromise or settlement, and take any action it deems advisable, with respect to the Collateral; (e) pay any Indebtedness of Grantor relating to the Collateral; and (f) execute UCC financing statements and other documents, instruments and agreements required hereunder.  Grantor agrees to reimburse Secured Party upon demand for any reasonable costs and expenses, including attorneys' fees, Secured Party may incur while acting as Grantor's attorney-in-fact hereunder, all of which costs and expenses are included in the Obligations.  It is further agreed and understood between the parties hereto that such care as Secured Party gives to the safekeeping of its own property of like kind shall constitute reasonable care of the Collateral when in Secured Party's possession; provided, however, that Secured Party shall not be required to make any presentment, demand or protest, or give any notice and need not take any action to preserve any rights against any prior party or any other person in connection with the Obligations or with respect to the Collateral.

8.	Default and Remedies.
	(a)	Default. Grantor shall be deemed in default under this Security Agreement upon the occurrence of any Event of Default under the Transaction Documents.
6.

(b)

Remedies.  Upon the occurrence of any such Event of Default, Secured Party shall have the rights of a secured creditor under the UCC, all rights granted by this Security Agreement and by law, including the right to:  (a) require Grantor to assemble the Collateral and make it available to Secured Party at a place to be designated by Secured Party; and (b) prior to the disposition of the Collateral, store, process, repair or recondition it or otherwise prepare it for disposition in any manner and to the extent Secured Party deems appropriate and in connection with such preparation and disposition, without charge, use any trademark, trade name, copyright, patent or technical process used by Grantor.  Grantor hereby agrees that ten (10) days' notice of any intended sale or disposition of any Collateral is reasonable.  In furtherance of Secured Party's rights hereunder, Grantor hereby grants to Secured Party an irrevocable, non-exclusive license (exercisable without royalty or other payment by Secured Party, but only in connection with the exercise of remedies hereunder) to use, license or sublicense any patent, trademark, trade name, copyright or other intellectual property in which Grantor now or hereafter has any right, title or interest together with the right of access to all media in which any of the foregoing may be recorded or stored.

(c)

Application of Collateral Proceeds.  The proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held in an Account at the time of, or received by Secured Party after, the occurrence of an Event of Default) shall be paid to and applied as follows:

(i)

First, to the payment of reasonable costs and expenses incurred in connection with any actions taken to enforce Secured Party’s rights and remedies under this Agreement, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies;

		(ii)	Second, to the payment to Secured Party of the amount then owing or unpaid on such Secured Party’s Note;

		(iii)	Third, to the payment of other amounts then payable to Secured Party under any of the Transaction Documents; and

		(iv)	Fourth, to the payment of the surplus, if any, to Grantor, its successors and assigns, or to whomsoever may be lawfully entitled to receive the same.

9.	Miscellaneous.
(a)

Notices.  Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon Grantor or Secured Party under this Security Agreement shall be by facsimile or in writing and sent by facsimile, mailed or delivered to each party at its facsimile number or its address set forth below (or to such other facsimile number or address as the recipient of any notice shall have notified the other in writing).  All such notices and communications shall be effective (i) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (ii) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (iii) when delivered by hand, upon delivery; and (iv) when sent by facsimile, upon confirmation of receipt.

7.

			Secured Party:	QUANTUM CORPORATION 501 Sycamore Drive Milpitas, California 95035 Attention: President Telephone: (408) 944-4000 Facsimile: (408) 944-4040

			Grantor:	SNAP APPLIANCE, INC. 5141 California, Suite 200 Irvine, CA 92612 Attention: President Telephone: (949) 737-6200 Facsimile: (949) 737-6201

(b)

Nonwaiver.  No failure or delay on Secured Party's part in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.

	(c)	Amendments and Waivers. Any provision of this Security Agreement may be amended, waived or modified upon the written consent of Secured Party.

(d)

Assignments.  Neither this Security Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Grantor without the prior written consent of Secured Party, or by Secured Party to any Person who competes with Grantor in Grantor’s line of business without the prior written consent of Grantor.

(e)

Cumulative Rights, etc.  The rights, powers and remedies of Secured Party under this Security Agreement shall be in addition to all rights, powers and remedies given to Secured Party by virtue of any applicable law, rule or regulation of any governmental authority, any document, instrument or agreement executed in connection with the Obligations, or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing Secured Party's rights hereunder.  Grantor waives any right to require Secured Party to proceed against any Person or to exhaust any Collateral or to pursue any remedy in Secured Party's power.

(f)

Payments Free of Taxes, Etc.  All payments made by Grantor under this Security Agreement shall be made by Grantor free and clear of and without deduction for any and all present and future taxes, levies, charges, deductions and withholdings.  In addition, Grantor shall pay upon demand any stamp or other taxes, levies or charges of any jurisdiction with respect to the execution, delivery, registration, performance and enforcement of this Security Agreement.  Upon request by Secured Party, Grantor shall furnish evidence satisfactory to Secured Party that all requisite authorizations and approvals by, and notices to and filings with, governmental authorities and regulatory bodies have been obtained and made and that all requisite taxes, levies and charges have been paid.

(g)

Partial Invalidity.  If at any time any provision of this Security Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Security Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

(h)

Expenses.  Grantor shall pay on demand all reasonable fees and expenses, including reasonable attorneys' fees and expenses, incurred by Secured Party in connection with custody, preservation or sale of, or other realization on, any of the Collateral or the enforcement or attempt to enforce any of the Obligations which is not performed as and when required by this Security Agreement.

8.

	(i)	Headings. Headings in this Security Agreement are for convenience of reference only and are not part of the substance hereof or thereof.

	(j)	Plural Terms. All terms defined in this Security Agreement in the singular form shall have comparable meanings when used in the plural form and vice versa.

(k)

Construction.  This Security Agreement is the result of negotiations among, and has been reviewed by, Grantor, Secured Party and their respective counsel.  Accordingly, this Security Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against Grantor or Secured Party.

(l)

Entire Agreement.  This Security Agreement and each of the other documents, instruments or agreements executed in connection with the Obligations, taken together, constitute and contain the entire agreement of Grantor and Secured Party and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

(m)

Other Interpretive Provisions.  References in this Security Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Security Agreement shall refer to this Security Agreement, as the case may be, as a whole and not to any particular provision of this Security Agreement, as the case may be.  The words “include” and “including” and words of similar import when used in this Security Agreement shall not be construed to be limiting or exclusive.

(n)

Governing Law.  This Security Agreement and all actions arising out of or in connection with this Security Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California, or of any other state.

(o)

Jury Trial.  EACH OF GRANTOR AND SECURED PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(p)

Venue and Jurisdiction. Each of Grantor and Secured Partysubmit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California, which submission shall include, without limitation, consent to personal jurisdiction in any state or federal courts located in Santa Clara County, California, waiver of any objection to jurisdiction or venue in the aforesaid courts, and agreement not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts.

[Remainder of this page intentionally left blank]

9.

          IN WITNESS WHEREOF, Grantor has caused this Security Agreement to be executed as of the day and year first above written.

SNAP APPLIANCE, INC. f/k/a BROADBAND STORAGE, INC., a Delaware corporation

By: /s/ ERIC L. KELLY Name: Eric L. Kelly Title: CEO
AGREED: QUANTUM CORPORATION as Secured Party

By: /s/ LARRY ORECKLIN Name: Larry Orecklin Title: President, SSG

(Signature Page to Security Agreement)

ATTACHMENT 1

TO SECURITY AGREEMENT

All right, title, interest, claims and demands of Grantor in and to the following property:

(i).

All goods (and embedded computer programs and supporting information included within the definition of “goods” under the Code) and equipment now owned or hereafter acquired, including, without limitation, all laboratory equipment, computer equipment, office equipment, machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

(ii).

All inventory now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Grantor's custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Grantor's books relating to any of the foregoing;

(iii).

All contract rights and general intangibles (including Intellectual Property) now owned or hereafter acquired, including, without limitation, goodwill, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, software, computer programs, computer disks, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payment intangibles, commercial tort claims, payments of insurance and rights to payment of any kind;

(iv).

All now existing and hereafter arising accounts, contract rights, royalties, license rights, license fees and all other forms of obligations owing to Grantor arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Grantor (subject, in each case, to the contractual rights of third parties to require funds received by Grantor to be expended in a particular manner), whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Grantor and Grantor's books relating to any of the foregoing;

(v).

All documents, cash, deposit accounts, letters of credit (whether or not the letter of credit is evidenced by a writing), certificates of deposit, instruments, promissory notes, chattel paper (whether tangible or electronic) and investment property, including, without limitation, all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, now owned or hereafter acquired and Grantor's books relating to the foregoing; and

(vi).

Any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including, without limitation, insurance, condemnation, requisition or similar payments and proceeds of the sale or licensing of Intellectual Property.

SCHEDULE A

TO SECURITY AGREEMENT

COPYRIGHTS

Description	Registration Date	Registration No.

None.

SCHEDULE A

TO SECURITY AGREEMENT

ISSUED PATENTS

Patent No.	Issue Date	Assignee	Title	Country
6,442,661	08/27/02	Snap Appliance, Inc.	Self Tuning Memory Management for Computer Systems	United States

SCHEDULE A

TO SECURITY AGREEMENT

Pending Patent Applications

Application No.	Filing Date	Assignee	Title	Country
60/264671	1/29/01	Snap Appliance, Inc.	Dynamically Distributed File System	United States
60/264694	1/29/01	Snap Appliance, Inc.	A Data Path Accelerator ASIC For High Performance Storage Systems	United States
60/264672	1/29/01	Snap Appliance, Inc.	Integrated file system/parity data protection	United States
60/264673	1/29/01	Snap Appliance, Inc.	Distributed parity data protection	United States
60/264670	1/29/01	Snap Appliance, Inc.	Automatic identification and utilization of resources in a distributed file server	United States
60/264669	1/29/01	Snap Appliance, Inc.	Data flow controller architecture for high performance storage systems	United States
60/264668	1/29/01	Snap Appliance, Inc.	Adaptive load balancing for a distributed file server	United States
10/060930	1/29/02	Snap Appliance, Inc.	Dynamically distributed file system	United States
PCTUS02/02702	1/29/02	Snap Appliance, Inc.	Dynamically distributed file system	World Organization
10/060879	1/29/02	Snap Appliance, Inc.	Redundant dynamically distributed system	United States
10/060908	1/29/02	Snap Appliance, Inc.	Replacing file system processors by hot swapping	United States
10/060947	1/29/02	Snap Appliance, Inc.	Hot adding file system processors	United States
10/060920	1/29/02	Snap Appliance, Inc.	File system metadata	United States
10/060918	1/29/02	Snap Appliance, Inc.	Enhancing file system performance	United States
10/060977	1/29/02	Snap Appliance, Inc.	Data path accelerator for storage systems	United States
10/060956	1/29/02	Snap Appliance, Inc.	Data path controller architecture	United States
10/060878	1/29/02	Snap Appliance, Inc.	Programmable data path accelerator	United States
10/060903	1/29/02	Snap Appliance, Inc.	Interface architecture	United States
10/060911	1/29/02	Snap Appliance, Inc.	Data path accelerator with variable parity, variable length, and variable extent parity groups	United States
10/060921	1/29/02	Snap Appliance, Inc.	Data blocking mapping	United States
10/060874	1/29/02	Snap Appliance, Inc.	Dynamic redistribution of parity groups	United States
10/060686	1/29/02	Snap Appliance, Inc.	Dynamic data recovery	United States
10/060919	1/29/02	Snap Appliance, Inc.	Enhanced file system failure tolerance	United States
10/060863	1/29/02	Snap Appliance, Inc.	Enhanced disk array	United States
10/060957	1/29/02	Snap Appliance, Inc.	Dynamically scalable disk array	United States
10/060939	1/29/02	Snap Appliance, Inc.	Disk replacement via hot swapping with variable parity	United States
10/060916	1/29/02	Snap Appliance, Inc.	Enhancing disk array performance via variable parity based load balancing	United States
10/060858	1/29/02	Snap Appliance, Inc.	Integrated distributed filed system with variable parity groups	United States
60/302424	6/29/01	Snap Appliance, Inc.	Dynamically distributed file system	United States
Unfiled	N/A	Snap Appliance, Inc.	Enhanced file system with indirect allocators	United States
Unfiled	N/A	Snap Appliance, Inc.	System and method for managing virtual volumes with sparese allocation	United States
Unfiled	N/A	Snap Appliance, Inc.	System and method for dso gathering	United States
Unfiled	N/A	Snap Appliance, Inc.	System and method for free space allocation	United States
Unfiled	N/A	Snap Appliance, Inc.	System and method for managing dynamic volumes	United States
Unfiled	N/A	Snap Appliance, Inc.	System and method for regeneration of lost data	United States
01301825.4	02/28/01	Snap Appliance, Inc.	Self-Tuning Memory Management For Computer Systems	European Union
052475/2001	02/27/01	Snap Appliance, Inc.	Method For Managing Memory, Memory Manager, And Computer Program Product	Japan
09/607,581	06/29/00	Snap Appliance, Inc.	Fault Tolerant Storage Device with Cache	United States
01305248.5	06/15/01	Snap Appliance, Inc.	Fault Tolerant Storage Device with Cache	European Union
192955/2001	06/26/01	Snap Appliance, Inc.	Method For Storing Data In Fault-Tolerant Storage Device, And Storage Device And Controller Therefor	Japan

SCHEDULE A

TO SECURITY AGREEMENT

Trademarks Registrations

Registration No.	Registration Date	Filing Date	Registered Owner	Mark	Country
703049	6/20/01	4/2/01	Snap Appliance, Inc.	BROADBAND STORAGE	Mexico
2421713	01/16/01		Snap Appliance, Inc.	Snap! Server	United States
2428674	02/13/01		Snap Appliance, Inc.	Network Storage Made Simple	United States

SCHEDULE A

TO SECURITY AGREEMENT

Pending Trademark Applications

Application No.	Filing Date	Applicant	Mark	Country
78/028661	10/2/00	Snap Appliance, Inc.	BROADBAND STORAGE	United States
1098225	4/2/01	Snap Appliance, Inc.	BROADBAND STORAGE	Canada
2159382	4/2/01	Snap Appliance, Inc.	BROADBAND STORAGE	European Union
2001/05313	4/2/01	Snap Appliance, Inc.	BROADBAND STORAGE	Hong Kong
30019/2001*	4/2/01	Snap Appliance, Inc.	BROADBAND STORAGE	Japan
T01/04647B	4/2/01	Snap Appliance, Inc.	BROADBAND STORAGE	Singapore
90012169	4/2/01	Snap Appliance, Inc.	BROADBAND STORAGE	Taiwan
78/028662	10/2/00	Snap Appliance, Inc.	BROADBAND FILER	United States
78/028663**	10/2/00	Snap Appliance, Inc.	BROADSTOR	United States
76/337508***	11/13/01	Snap Appliance, Inc.	BDFS	United States
76/353991	12/13/01	Snap Appliance, Inc.	DATA OPTIMIZER	United States
78/147217	7/24/02	Snap Appliance, Inc.	RAPID REBUILD	United States
78/154312	8/14/02	Snap Appliance, Inc.	QUICKSHOTS	United States
78/159108	8/29/02	Snap Appliance, Inc.	SCALABLE UNIFIED STORAGE	United States
Unfiled	N/A	Snap Appliance, Inc.	RAIDB	United States
78/178,397	10/25/02	Snap Appliance, Inc.	Snap Appliance	United States
76367586	02/06/02	Snap Appliance, Inc.	Guardian	United States

*Abandoned

**Allowed

***Published

SCHEDULE A

TO SECURITY AGREEMENT

MASK WORKS

Description	Registration Date	Registration No.

None.

SCHEDULE B

TO SECURITY AGREEMENT

GRANTOR PROFILE

1.	Name. The legal name of Grantor is and the address of its chief executive office is: Snap Appliance, Inc. 5141 California, Suite 200 Irvine, CA 92612

2.

Organizational Identification Number; Federal Employer Identification Number.  Grantor’s organizational identification number in its state of incorporation is 335-0880 and Grantor's federal employer identification number is 33-0952611.

3.	State of Incorporation; Prior Names. Grantor was incorporated in the state of Delaware. Since its incorporation Grantor has had the following legal names (other than its current legal name):

	Prior Name Broadband Storage, Inc Delphi FiberGear, LLC Broadband Storage, LLC	Date Grantor's Name Was Changed From Such Name October 2002 March 2001 March 2001

4.	Place of Business. Grantor has the following places of business: Snap Appliance, Inc. 5141 California, Suite 200 Irvine, CA 92612

5.	Tax Assessments. The following tax assessments are currently outstanding and unpaid:

	Assessing Authority None	Amount and Description

6.	Subsidiaries. Grantor has the following subsidiaries (list jurisdiction and date of incorporation, federal employer identification number, type and value of assets): None.

7.	Bank Accounts; Securities Accounts: The following is a complete list of all bank accounts and securities accounts maintained by Grantor:

	Institution Name Silicon Valley Bank Silicon Valley Bank Silicon Valley Bank Silicon Valley Bank Bank of America	Type of Account Checking account Payroll Account Investment Account Managerial Services Account Payroll Account	Account Number 003300279469 003300376181 003300376162 0987802024

B-1